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                 [PIPER MARBURY RUDNICK & WOLFE LLP LETTERHEAD]


                                                                     EXHIBIT 5.2


                                December 1, 2000



SPIEKER PROPERTIES, INC.
2180 Sand Hill Road, Suite 200
Menlo Park, California  94025

Ladies and Gentlemen:

        We have acted as special Maryland counsel to Spieker Properties, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement of the Company on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") of 763,002 shares (the "Shares") of Common Stock, par value $.0001 per share, of the Company (the "Common Stock") and 763,002 rights to purchase preferred stock attached thereto (the "Rights"). Each Right entitles the holder thereof to purchase, under certain circumstances, one one-hundredth (1/100) of a share of Participating Preferred Stock, par value $.0001 per share, of the Company. This opinion is being provided at your request in connection with the filing of the Registration Statement.

        The Shares (plus such additional shares as may be issued pursuant to certain antidilution provisions) and the Rights may have been or may be issued by the Company from time to time in exchange for up to 763,002 limited partnership units (the "OP Units") of Spieker Properties, L.P., a California limited partnership (the "Operating Partnership"), tendered for exchange and subsequently offered for sale from time to time by certain stockholders.

        In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement, (b) the Charter and By-Laws of the Company, (c) the Agreement of Limited Partnership of

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                                                        SPIEKER PROPERTIES, INC.
                                                                December 1, 2000
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the Operating Partnership, as amended to date (the "Partnership Agreement"), (d)
the Stockholder Protection Rights Agreement (the "Rights Agreement") dated as of September 10, 1998, between the Company and The Bank of New York as Rights
Agent, (e) the Rights Distribution Agreement dated as of September 10, 1998 between the Company and the Operating Partnership, (f) the proceedings of the Board of Directors of the Company or a committee thereof relating to the authorization and issuance of the Shares and the Rights, (g) a Certificate of the Secretary of the Company (the "Certificate"), and (h) such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion.

        In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely upon the Certificate.

        Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

                (1) The Shares to be issued in exchange for OP Units tendered for exchange have been duly authorized and, upon exchange of such OP Units in accordance with the terms of the Partnership Agreement and issuance and delivery of stock certificates representing the Shares, will be validly issued, fully paid, and non-assessable.

                (2) Upon issuance in accordance with the terms of the Rights Agreement, the Rights will be validly issued.

        In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the

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                                                        SPIEKER PROPERTIES, INC.
                                                                December 1, 2000
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State of Maryland. We assume that the issuance of the Shares will not cause the
Company to issue shares of Common Stock in excess of the number of shares of such class authorized by the Company's Charter and that the issuance of the Shares and the Rights will not violate the Ownership Limit (as defined in Article Ninth of the Charter of the Company). This opinion concerns only the effect of the laws (exclusive of the securities or "blue sky" laws and the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                       Very truly yours,


                                       /s/ Piper Marbury Rudnick & Wolfe LLP
JJW/em